Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

Ormat Technologies Reports 2017 Third Quarter Earnings

Management AFFIRMS Full-Year Total Revenue and adjusted EBITDA Guidance

RENO, Nev. November 7, 2017, Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter ended September 30, 2017.

($ millions, except per share amounts)	Q3 2017	Q3 2016	Change
Revenues
Electricity	$112.3	$109.8	2.3%
Product	$44.9	$74.8	(40.0%)
Total Revenues	$157.2	$184.6	(14.9%)
Gross margin (%)
Electricity	41.4%	39.4%	5.1%
Product	28.3%	41.7%	(32.2%)
Gross margin (%)	37.7%	40.3%	(6.6%)
Operating income	$44.0	$48.2	(8.8%)
Net income attributable to the Company’s shareholders	$19.2	$12.1	58.8%
Diluted EPS	$0.38	$0.24	58.3%

Adjusted Net income attributable to the Company’s stockholders (1)	$21.1	$28.1	(24.9%)
Adjusted Diluted EPS (1)	$0.42	$0.56	(25.0%)
Adjusted EBITDA	$76.4	$85.4	(10.5%)

[1]

Adjusted Net income attributable to the Company’s stockholders and diluted EPS for the third quarter of 2017 excludes $1.9 million or $0.04 per diluted share, attributable to a one-time make whole premium paid in connection with the prepayment of OFC Senior Secured Notes and DEG loan. Adjusted Net income attributable to the Company’s stockholders and diluted EPS for the third quarter of 2016 excludes $16.0 million or $0.32 per diluted share, related to $11.0 million of expenses related to the settlement of a previously outstanding claim and $5.0 million in one-time prepayment fees.

ORMAT TECHNOLOGIES, INC. 6225 Neil Road Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

Third quarter 2017 highlights and recent developments:

●	Total revenues of $157.2 million, down 14.9% compared to the third quarter of 2016;

●

Electricity segment revenues of $112.3 million, up 2.3% compared to the third quarter of 2016, mainly due to higher performance of our Puna plant in Hawaii, our Bouillante power plant in Guadeloupe and partial contribution of the recently commenced Platanares power plant in Honduras, as well as revenue generated from our demand response and storage activity;

●

Product segment revenues of $44.9 million, down 40.0% compared to the third quarter of 2016, mainly due to near-completion of our Sarulla contract; Revenue for the full year 2017 are expected to remain on track with our full year guidance;

●	Electricity generation decreased 2.2%, compared to the third quarter of 2016, from 1.26 million MWh to 1.23 million MWh;

●

Gross margin was 37.7% of total revenues compared to 40.3% in the third quarter of 2016, due to lower revenues and lower margins in the Product segment, as expected; Electricity segment gross margin increased to 41.4% from 39.4%;

●	Operating income decreased 8.8% to $44.0 million compared to $48.2 million in the third quarter of 2016;

●	Net income attributable to the company's shareholders was $19.2 million, or $0.38 per diluted share, compared to $12.1 million, or $0.24 per diluted share, in the third quarter of 2016;

●	Adjusted net income attributable to the company's shareholders of $21.1 million, or $0.42 per diluted share, compared to $28.1 million, or $0.56 per diluted share, in the third quarter of 2016;

●	Adjusted EBITDA of $76.4 million, down 10.5% compared to $85.4 million in the third quarter of 2016;

●	Declared a quarterly dividend of $0.08 per share for the third quarter of 2017;

●	Commenced commercial operation of the 35 MW Platanares power plant, the first geothermal power plant in Honduras that is expected to generate approximately $33 million of annual revenues; and

●	Commenced commercial operation of the second unit of the Sarulla geothermal power plant, located in Indonesia’s North Sumatra and expanded its generating capacity to 220 MW (28 MW Ormat’s share);

“This was a strategically important quarter in our electricity segment, as we increased revenue and gross margin mainly due to the performances of our Bouillante power plant in Guadeloupe, and our Puna plant in Hawaii,” commented Isaac Angel, Chief Executive Officer. “Our revenues and gross margin from our electricity segment continue to benefit from our ongoing efforts to improve efficiencies, and we expect further improvements in 2018 and beyond. Our Platanares power plant in Honduras commences operation toward the end of the third quarter and contributed to the electricity segment results as well. We are very excited about the long-term potential in Honduras and with Platanares, our first facility in the region. We expect the Tungsten Mountain project in Nevada to come online by the end of 2017. Tungsten Mountain will increase our portfolio to 800 MW and will further strengthen our results and contribute to our innovative portfolio PPA with SCPPA.”

“Product segment revenue for the full year 2017 is expected to remain strong,” added Mr. Angel. “As we have previously indicated, quarterly fluctuations in our product segment do occur based on the status and timing of our sales orders, delivery of raw materials and the completion of manufacturing of such orders. Such fluctuations may cause lower revenues and profitability on a quarterly basis as it did in the quarter. Our efforts to secure new orders bore fruit and we reached a backlog of $182 million as of November 7, 2017, strengthening and supporting our product segment revenue in 2018.”

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Guidance

Mr. Angel added, “We remain confident in our full-year outlook, and are narrowing our guidance range, and slightly increasing the expectations for the total revenue and Adjusted EBITDA, based on increasing visibility into our fourth quarter results.

We reiterate our guidance and we expect full-year 2017 total revenues between $686.0 million and $696.0 million with electricity segment revenues between $463.0 million and $468.0 million and product segment revenues between $223.0 million and $228.0 million. We expect 2017 Adjusted EBITDA between $343.0 million and $348.0 million for the full year. We expect annual Adjusted EBITDA attributable to non-controlling interest to be approximately $23.0 million.”

Third Quarter 2017 Financial Results

For the three months ended September 30, 2017, total revenues were $157.2 million, down from $184.6 million for the three months ended September 30, 2016, a decrease of 14.9%. Electricity segment revenues increased 2.3% to $112.3 million for the three months ended September 30, 2017, up from $109.8 million for the three months ended September 30, 2016. Product segment revenues decreased 40.0% to $44.9 million for the three months ended September 30, 2017, from $74.8 million for the three months ended September 30, 2016.

General and administrative expenses for the three months ended September 30, 2017 were $10.9 million, or 6.9% of total revenues, compared to $19.1 million, or 10.3% of total revenues, for the three months ended September 30, 2016. The decrease was primarily attributable to $11.0 million expenses in the three months ended September 30, 2016, related to a settlement of a previously outstanding claim. The decrease was partially offset by general and administrative expenses attributable to the demand response and storage activity that we acquired on March 15, 2017.

The company reported net income attributable to the company’s shareholders of $19.2 million, or $0.38 per diluted share, compared to net income attributable to the company’s shareholders of $12.1 million, or $0.24 per diluted share, for the same period last year. This increase in net income was primarily attributable to a decrease of $5.4 million in interest expense, net, related to the early repayment of two higher interest loans and a decrease in other non-operating expense of $4.0 million, partially offset by a decrease in operating income of $4.3 million. Adjusted net income attributable to the company’s shareholders was $21.1 million, or $0.42 per diluted share, which excludes $1.9 million or $0.04 per diluted share of attributable to the make whole premium associated with the full prepayment of the OFC Senior Secured Notes and DEG loan.

Adjusted EBITDA for the three months ended September 30, 2017 was $76.4 million, compared to $85.4 million for the three months ended September 30, 2016, a decrease of 10.5%. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flow information is set forth below in this release.

Backlog

Ormat’s Product segment backlog, as of November 8, 2017, was $182.0 million, which included revenues for the period between October 1, and November 8, 2017.

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Dividend

On November 7, 2017, the Company’s Board of Directors approved and authorized payment of a quarterly dividend of $0.08 per share pursuant to the company’s dividend policy. The dividend will be paid on December 5, 2017 to shareholders of record as of the close of business on November 21, 2017.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10 a.m. ET on Wednesday, November 8, 2017. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the New & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

Participant telephone numbers
Participant dial in (toll free):	1-877-511-6790
Participant international dial in:	1-412-902-4141
Canada Toll Free	1-855-669-9657

Conference replay
US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10113007

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 73 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 720 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,200 MW of gross capacity. Ormat’s current 776 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, Honduras, Indonesia and Kenya. Ormat also intends to expand its operations and provide energy management and energy storage solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions, Inc. subsidiary, a Philadelphia-based company with nearly a decade of expertise and leadership in demand response, energy management and storage.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2017.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Nine-Month Periods Ended September 30, 2017 and 2016

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$112,273	$109,795	$339,826	$321,664
Product	44,912	74,822	186,621	174,408
Total revenues	157,185	184,617	526,447	496,072
Cost of revenues:
Electricity	65,774	66,481	197,249	192,410
Product	32,218	43,647	125,102	99,504
Total cost of revenues	97,992	110,128	322,351	291,914
Gross profit	59,193	74,489	204,096	204,158
Operating expenses:
Research and development expenses	716	1,086	2,368	2,030
Selling and marketing expenses	3,630	4,793	12,083	12,136
General and administrative expenses	10,877	19,093	33,027	36,625
Write-off of unsuccessful exploration activities	—	1,294	—	2,714
Operating income	43,970	48,223	156,618	150,653
Other income (expense):
Interest income	255	266	861	831
Interest expense, net	(11,692)	(17,137)	(41,155)	(51,561)
Derivatives and foreign currency transaction gains (losses)	(1,001)	(222)	2,040	(2,592)
Income attributable to sale of tax benefits	3,506	3,463	14,019	12,380
Other non-operating expense, net	(1,592)	(5,546)	(1,678)	(5,306)
Income before income taxes and equity in losses of investees	33,446	29,047	130,705	104,405
Income tax provision (benefit)	(11,003)	(11,988)	(28,258)	(29,387)
Equity in losses of investees, net	337	(2,653)	(1,690)	(4,734)

Net income	22,780	14,406	100,757	70,284
Net income attributable to noncontrolling interest	(3,599)	(2,326)	(11,228)	(4,584)
Net income attributable to the Company's stockholders	$19,181	$12,080	$89,529	$65,700

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.38	$0.24	$1.79	$1.33

Diluted:
Net Income	$0.38	$0.24	$1.77	$1.31

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	50,367	49,599	49,942	49,410
Diluted	50,867	50,289	50,669	50,097

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

As of September 30, 2017 and December 31, 2016

(Unaudited)

	September 30,	December 31,
	2017	2016

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$77,212	$230,214
Restricted cash, cash equivalents and marketable securities	42,559	34,262
Receivables:
Trade	98,384	80,807
Other	11,591	17,482
Inventories	18,685	12,000
Costs and estimated earnings in excess of billings on uncompleted contracts	42,087	52,198
Prepaid expenses and other	41,727	45,867
Total current assets	332,245	472,830
Investment in an unconsolidated company	25,367	—
Deposits and other	17,371	18,553
Deferred charges	43,972	43,773
Property, plant and equipment, net	1,621,012	1,556,378
Construction-in-process	350,872	306,709
Deferred financing and lease costs, net	5,426	3,923
Intangible assets, net	86,806	52,753
Goodwill	20,667	6,650
Total assets	$2,503,738	$2,461,569
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$103,335	$91,650
Short-term revolving credit lines with banks (full recourse)	33,900	—
Billings in excess of costs and estimated earnings on uncompleted contracts	6,015	31,630
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	27,847	32,234
Other loans	21,495	21,495
Full recourse	864	12,242
Total current liabilities	193,456	189,251
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	322,299	350,388
Other loans	247,401	261,845
Full recourse:
Senior unsecured bonds	203,715	203,577
Other loans	48,957	57,063
Accumulated losses of unconsolidated company in excess of investment	—	11,081
Liability associated with sale of tax benefits	46,803	54,662
Deferred lease income	52,273	54,561
Deferred income taxes	54,495	35,382
Liability for unrecognized tax benefits	6,188	5,738
Liabilities for severance pay	20,364	18,600
Asset retirement obligation	24,740	23,348
Other long-term liabilities	19,121	21,294
Total liabilities	1,239,812	1,286,790

Redeemable non-controlling interest	6,481	4,772

Equity:
The Company's stockholders' equity:
Common stock	51	50
Additional paid-in capital	896,005	869,463
Retained earnings (accumulated deficit)	289,561	216,644
Accumulated other comprehensive income (loss)	(5,634)	(7,732)
	1,179,983	1,078,425
Noncontrolling interest	77,462	91,582
Total equity	1,257,445	1,170,007
Total liabilities and equity	$2,503,738	$2,461,569

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three and Nine-Month Periods Ended September 30, 2017 and 2016

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction cost, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA for the three-month and nine months periods ended September 30, 2017 and 2016.

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016

	(in thousands)		(in thousands)
Net cash provided by operating activities	$52,375	$38,454	$166,533	$158,027
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	10,515	15,977	37,186	47,269
Interest income	(255)	(266)	(861)	(831)
Income tax provision	11,003	11,988	28,258	29,387
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	(2,667)	2,259	15,234	(10,178)
EBITDA	$70,971	$68,412	$246,350	$223,674

Mark-to-market gains or losses from accounting for derivatives	1,663	(1,697)	(800)	797
Stock-based compensation	1,861	1,724	7,204	3,383
Gains or losses on sale of subsidiary and property, plant and equipment	—	(686)	—	(686)
Gains or losses from extinguishment of debt	1,950	5,780	1,950	5,780
Termination fees	—	11,000	—	11,000
Merger and acquisition transaction cost	—	(412)	1,700	235
Write-off of unsuccessful exploration activities	—	1,294	—	2,714
Adjusted EBITDA	$76,445	$85,415	$256,404	$246,897

Net cash used in investing activities	$(67,465)	$(69,900)	$(261,570)	$(125,189)
Net cash provided by (used in) financing activities	$(26,088)	$(71,045)	$(57,965)	$(128,692)

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	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016

	(in thousands)		(in thousands)
Net income	$22,780	$14,406	$100,757	$70,284
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	11,437	16,871	40,294	50,730
Income tax provision	11,003	11,988	28,258	29,387
Depreciation and amortization	25,751	25,147	77,041	73,273
EBITDA	$70,971	$68,412	$246,350	$223,674

Mark-to-market gains or losses from accounting for derivatives	1,663	(1,697)	(800)	797
Stock-based compensation	1,861	1,724	7,204	3,383
Gains or losses on sale of subsidiary and property, plant and equipment	—	(686)	—	(686)
Gains or losses from extinguishment of debt	1,950	5,780	1,950	5,780
Settlement expenses	—	11,000	—	11,000
Merger and acquisition transaction cost	—	(412)	1,700	235
Write-off of unsuccessful exploration activities	—	1,294	—	2,714
Adjusted EBITDA	$76,445	$85,415	$256,404	$246,897

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